PROSPECTUS Dated January 24, 2001       Amendment No. 1 dated October 8, 2002 to
PROSPECTUS SUPPLEMENT                               Pricing Supplement No. 61 to
Dated January 24, 2001                      Registration Statement No. 333-47576
                                                          Dated January 10, 2002
                                                                  Rule 424(b)(3)

                                 Morgan Stanley
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                           -------------------------

                       20.35% PERQS due January 15, 2003
                          Mandatorily Exchangeable for
                 Shares of Common Stock of SIEBEL SYSTEMS, INC.

       Performance Equity-linked Redemption Quarterly-pay Securities(SM)
                                 ("PERQS(SM)")

This Amendment No. 1 to the accompanying pricing supplement, prospectus supplement and prospectus reflects an amendment to the terms of the 20.35% PERQS due January 15, 2003, Mandatorily Exchangeable for Shares of Common Stock of Siebel Systems, Inc., which we refer to as the PERQS, issued by Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.). The amendment became effective on October 8, 2002 and relates to the price-triggered acceleration event described in the accompanying pricing supplement. The other terms of the PERQS have not changed and are set forth in the accompanying pricing supplement, prospectus supplement and prospectus.

Pursuant to the amendment, the definition of Acceleration Event on PS-10 of Pricing Supplement No. 61 is replaced in its entirety by the following:

Acceleration Event......................If on any date the product of the
                                        Market Price per share of Siebel Stock
                                        and the Exchange Factor is less than
                                        $2.00, the Maturity Date of the PERQS
                                        will be deemed to be accelerated to
                                        such date (the "date of acceleration").
                                        Upon such acceleration, you will
                                        receive per PERQS on the third Business
                                        Day following the date of acceleration,
                                        but in no event later than the
                                        scheduled Maturity Date (the "date of
                                        delivery"):

                                            o    a number of shares of Siebel
                                                 Stock at the then current
                                                 Exchange Ratio, as adjusted
                                                 by the then current Exchange
                                                 Factor; and

                                            o    accrued but unpaid interest
                                                 to but excluding the date of
                                                 delivery plus an amount of
                                                 cash as determined by the
                                                 Calculation Agent equal to
                                                 the sum of the present values
                                                 of the remaining scheduled
                                                 payments of interest on the
                                                 PERQS (excluding any portion
                                                 of such payments of interest
                                                 accrued to the date of
                                                 delivery) discounted to the
                                                 date of delivery based on the
                                                 interpolated U.S. dollar zero
                                                 swap rate from and including
                                                 the date of delivery to but
                                                 excluding each applicable
                                                 payment date.

                                        Holders will not be entitled to receive
                                        the return of the $35.00 principal
                                        amount of each PERQS upon an
                                        Acceleration Event.

The amendment does not relate to or change the different amounts payable to you upon (x) an acceleration that occurs because Siebel is subject to a reorganization event in which holders of Siebel Stock receive only cash, as described in paragraph 5 under "Description of PERQS--Antidilution Adjustments," or (y) an acceleration event that occurs following an event of default with respect to the PERQS, as described under "Description of PERQS--Alternate Exchange Calculation in Case of an Event of Default."